Exhibit 99
For Release:	Feb. 12, 2008

Contact:	Eric Olson
218-723-3947
eolson@allete.com

Investor	Tim Thorp
Contact:	218-723-3953
tthorp@allete.com

FEDERAL REGULATORS APPROVE MINNESOTA POWER WHOLESALE RATE REQUEST

DULUTH, Minn.—Minnesota Power, an ALLETE company (NYSE: ALE) announced today that the Federal Energy Regulatory Commission approved an increase to the electric rates of Minnesota Power’s wholesale customers. The rate increase applies only to Minnesota Power’s 16 municipal customers and two private utilities in Wisconsin, including Superior Water, Light & Power Company. Effective March 1, the increase is expected to result in an annual revenue increase to Minnesota Power of approximately $7.5 million.

Minnesota Power said the increase will offset rising costs of providing service to wholesale customers, including operating and maintenance expenses. In addition, Minnesota Power indicated that the increase is needed for environmental projects, wind generation and transmission asset additions. This is the first wholesale rate adjustment that the company has asked for since 1995.

Wholesale customers are the communities within the Minnesota Power service area who distribute electric service to their residents, and two Wisconsin private utilities. Retail customers of Minnesota Power who receive their bill directly from the company are not included in this rate adjustment.

Minnesota Power provides retail electric service within a 26,000-square-mile area in northeastern Minnesota to 141,000 customers and wholesale electric service to 16 municipalities. More information can be found at: www.mnpower.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

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Minnesota Power • 30 West Superior Street, Duluth, Minnesota 55802
www.mnpower.com
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